PATENT LICENSE AGREEMENT

This Patent License Agreement ("Agreement") is made by and between Securetech, Inc., a Wyoming corporation ("Licensee"), Lee Kao and Thao Kao, Minnesota residents (collectively, “Inventor”), and Shongkawh, LLC, a Minnesota limited liability company (“Assignee”); (collectively, “Parties”).

WITNESSETH:

WHEREAS, Inventor through sole ownership of Assignee (collectively, “Licensor”) is the owner of all rights, title, and interest in United States Patent No. 8,436,721 ("Licensed Patent");

WHEREAS, Licensee is in the business of developing, manufacturing and selling personal and property security protection devices and wishes to exclusively license the Licensed Patent to manufacture, market, and sell products and other inventions worldwide covered by the Licensed Patent;

WHEREAS, Licensor desires to license Licensed Patent to the Licensee on an exclusive and worldwide basis;

WHEREAS, Licensor has the right to grant an exclusive worldwide license to Licensee under the Licensed Patent and is willing to do so on the terms and conditions recited in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual terms and covenants hereinafter expressed, the Parties do mutually agree as follows:

1.Definitions.

1.1Licensed Patent. Licensed Patent as used in this Agreement shall mean claims derived from United States Patent No. 8,436,721, and any patent issued in the future from any reissue, reexamination, divisional, continuation, and/or continuation-in-part of the Licensed Patents, including any foreign counterpart thereof.

1.2Territory. "Territory" as used in this Agreement shall mean the entire world without exemption.

1.3Effective Date.  "Effective Date" shall mean March 2, 2017.

1.4Term. "Term" as used in this Agreement shall mean the period beginning on the Effective Date and ending with the expiration of the Licensed Patent or the termination of this Agreement, whichever occurs first. This Agreement shall, if not terminated sooner, terminate at the end of the Term.

1.5Licensed Product.  "Licensed Product" as used in this Agreement shall mean personal and property security protection devices and inventions made, marketed, used, imported, sold, or offered for sale by Licensee, including, but not limited to, the Top Kontrol product and/or any yet-to-be developed products using the Licensed Patent.

2.Exclusive License.

2.1License Grant.  Subject to the terms and conditions of this Agreement and the performance by Licensee of its obligations under this Agreement and in reliance on Licensee's representations and warranties set forth in this Agreement, Licensor hereby grants to Licensee an exclusive, nontransferable license under the Licensed Patent for the Term in the Territory to make, market, use, import, offer to sell, and sell Licensed Product, with no right to sublicense to any unaffiliated third-party.

2.2Basis.  The foregoing license is granted solely under the Licensed Patent. No license under any other patents or intellectual property of Licensor is granted, either expressly or by implication.

2.3Marketing. During the Term of this Agreement, Licensee shall affix to Licensed Products a statement in substantially the form: "U.S. Patent Nos. 8,436,721." The Licensee shall provide Licensor with the samples of its Licensed Products evidencing proper marking as required hereunder. From time to time, and within a reasonable time after written notice from Licensor, Licensor shall have the right to inspect Licensee's Licensed Products to determine if Licensee is marking in accordance with this paragraph.

3.Payments.

3.1Running Royalty.

3.1.1Royalty Payment. For the rights granted in this Agreement, and subject to Paragraphs 3.2 and 3.3 herein below, Licensee shall pay Licensor a royalty of two percent (2%) of Licensee's selling price for each Licensed Product manufactured, used, or sold by Licensee in the Territory or imported by Licensee into the Territory.

3.1.2Termination of Royalty on Invalidity or Unenforceability.  The royalty payments shall terminate if the Licensed Patent is held invalid or unenforceable. The Licensed Patent shall be deemed invalid or unenforceable under this Agreement if a court or tribunal of competent jurisdiction makes such a determination, and the determination becomes final in that it is not further reviewable through appeal or exhaustion of all permissible petitions or applications for rehearing or review.

3.2Accrual.  A running royalty as to a unit of Licensed Product shall accrue on the day the unit is shipped or invoiced to a Licensee customer, whichever occurs first.

3.3Payment.  All royalty payments to Licensor shall be made quarterly by Licensee, with the first quarter being defined as January 1 through March 31, the second quarter as April 1 through June 30, the third quarter as July 1 through September 30, and the fourth quarter as October 1 through December 31. Payment of royalties shall be made to Licensor not later than the thirtieth (30th) day ("Due Date") after the end of the period to which the payment relates. Licensee is not obligated to make any minimum royalty payments hereunder.

3.4Accounting Standards.  Licensee shall provide Licensor with a statement of royalties due Licensor under this Agreement quarterly (as that term is defined in Paragraph 3.3) on or before the Due Date, setting forth the amount due to Licensor for the period and, in reasonable detail, the factual basis for calculating the amount.

3.5Interest.  Subject to the limits imposed by any applicable usury law, interest shall accrue on payments made more than ten (10) days after they are due at the rate of eighteen percent (18%) per annum, compounded daily, from the due date until paid.

3.6Books and Records and Audit.  Licensee shall keep full, complete, and accurate books of account and records covering all transactions relating to this Agreement. Licensee shall preserve such books and records for a minimum period of three (3) years after the Due Date to which the material relates.  Acceptance by Licensor of an accounting statement or payment hereunder will not preclude Licensor from challenging or questioning the accuracy thereof. During the Term and for a period of one (1) year thereafter, Licensor may, upon reasonable notice in writing to Licensee, cause an independent audit to be made of the books and records of Licensee in order to verify the statements rendered under this Agreement, and prompt adjustment shall be made by the proper party to compensate for any errors disclosed by the audit. The audit shall be conducted only by an independent accountant during regular business hours and in a reasonable manner so as not to interfere with normal business activities. Audits shall be made hereunder no more frequently than annually. Before any audit may be conducted, the auditor must represent that the auditor's fee will in no manner be determined by the results of the audit and must agree to maintain the confidentiality of all confidential material to which the auditor is given access. Licensor will bear all expenses and fees of the audit, but if the audit reveals an underpayment for any quarter of more than five percent (5%), Licensee shall pay all such expenses and fees. Licensee shall provide samples of any new products, and/or a complete written description thereof, sufficient to enable Licensor to determine whether such product is covered by any of the claims of any of the Licensed Patents.

4.Indemnification.

4.1Licensee Indemnification.  Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold Licensor, its directors, officers, employees, agents, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, or advertisement of Licensed Products or arising from any obligation of Licensee under this Agreement.

4.2Licensor Indemnification.  Licensor shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold Licensee, its directors, officers, employees, agents, and affiliates harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of any breach of any representation, warranty, or covenant expressly made by Licensor in this Agreement.

5.Termination.

5.1Termination by Licensor.  In addition to all other remedies Licensor may have, Licensor may terminate this Agreement and the licenses granted in this Agreement in the event that:

(a)Licensee defaults on its payments to Licensor and such default continues without remedy for a period of sixty (60) days after the Due Date of this Agreement;

(b)Licensee fails to perform any material obligation, warranty, duty, or responsibility or is in default with respect to any term or condition undertaken by Licensee hereunder, and such failure or default continues without remedy for a period of sixty (60) days after written notice thereof to Licensee by Licensor;

(c)Licensee is liquidated or dissolved;

(d)Any assignment is made of Licensee's business for the benefit of creditors;

(e)Licensee liquidates a substantial portion of its business or engages in a distress sale of substantially all of its assets;

(f)Licensee is unable to pay its debts as they mature; or

(g)Any petition in bankruptcy is filed by or against Licensee that remains undischarged for sixty (60) days.

5.2Termination by Licensee.  If the Licensed Patent is determined to be invalid or unenforceable by any court or tribunal of competent jurisdiction, and the determination becomes final in that it is not further reviewable through appeal or exhaustion of all permissible petitions or applications for rehearing or review, Licensee may terminate this Agreement at will and shall have no further obligations hereunder.

5.3Effect of Termination.  After the termination of this Agreement, Licensee shall have no rights under the Licensed Patent.

5.4No Discharge on Termination.  No termination of this Agreement for any reason shall relieve or discharge either Licensor or Licensee from any duty, obligation, or liability that was accrued as of the date of the termination (including, without limitation, the obligation to indemnification or to pay any amounts owing as of the date of termination).

6.Representations and Warranties of Licensor.

6.1Right to Grant License.  Licensor represents and warrants that Licensor has the right and authority to grant the licenses granted to Licensee in this Agreement and that this Agreement and the licenses granted in this Agreement do not and will not conflict with the terms of any agreement to which Licensor is a party.

6.2Disclaimers.  Except as otherwise expressly set forth in this Agreement, Licensor, its directors, officers, employees, agents and affiliates make no representations and extend no warranties of any kind, either express or implied. In particular, and without limitation, nothing in this Agreement shall be construed as:

(a)a warranty or representation by Licensor as to the validity or scope of the Licensed Patent;

(b)a warranty or representation by Licensor that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c)an obligation on the part of Licensor to bring or prosecute actions against third parties for infringement of the Licensed Patent or other proprietary rights;

(d)an obligation on the part of Licensor to furnish any manufacturing or technical information;

(e)the granting by implication, estoppel, or otherwise of any licenses or rights under patents other than the Licensed Patent; or

(f)the assumption by Licensor of any responsibilities whatever with respect to use, sale, or other disposition by Licensee or its vendees or transferees of Licensed Products.

6.3Limitations of Liability.  In no event shall Licensor, its directors, officers, employees, agents or affiliates be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether Licensor shall be advised, shall have other reason to know, or in fact shall know of the possibility.

7.Representations and Warranties of Licensee.

Licensee represents and warrants that Licensee has the right and authority to enter into this Agreement and that this Agreement and the exercise of the licenses granted hereunder do not and will not conflict with the terms of any agreement to which Licensee is a party. Except as otherwise expressly set forth in this Agreement, Licensee, its directors, officers, employees, agents and affiliates make no representations and extend no warranties of any kind, either express or implied. In particular, and without limitation, nothing in this Agreement shall be construed as an obligation on the part of Licensee to furnish any manufacturing or technical information.

8.Relationship of the Parties.

Nothing in this Agreement will be construed to constitute the Parties as partners or joint venturers or constitute either Party as agent of the other, nor will any similar relationship be deemed to exist between them. Neither Party shall hold itself out contrary to the terms of this paragraph and neither Party shall become liable by reason of any representation, act, or omission of the other contrary to the provisions of this paragraph. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party, whether referred to in this Agreement or not.

9.Assignment.

9.1No Assignment.  This Agreement, the rights granted to Licensee, and the duties and obligations of Licensee are all personal to Licensee and Licensee agrees not to sell, assign, transfer, mortgage, pledge, or hypothecate any such rights in whole or in part, or delegate any of its duties or obligations under this Agreement; nor shall any of Licensee's rights or duties be assigned, transferred, or delegated by Licensee to any third party by operation of law. Any purported transfer, assignment, or delegation in violation of the foregoing sentence shall be void and without effect, and this Agreement shall thereupon become terminable without further notice by Licensor.

9.2Binding on Successors.  This Agreement will inure to the benefit of and be binding upon Licensor, its successors, and assigns.

10.Dispute Resolution.

10.1Arbitration of Royalty Disputes.  This Agreement will inure to the benefit of and be binding upon Licensor, its successors, and assigns.

(a)Any dispute between Licensor and Licensee concerning the amount of royalties payable to Licensor under this Agreement shall be submitted for binding arbitration in accordance with the provisions of this Section 10 and the then-applicable rules of the American Arbitration Association ("Association"). Judgment upon the arbitration award may be entered in any court of competent jurisdiction.

(b)The power of the arbitrators shall be limited to resolving the specific issues stated by determining the royalties Licensee owes or should receive credit for, if any, under this

Agreement. The power of the arbitrators shall not extend to any other matters. All other disputes shall be subject to litigation in a court of competent jurisdiction.

(c)The arbitration panel or tribunal shall consist solely of neutral arbitrators.

(d)The Parties agree that arbitration proceedings under this Agreement shall not be stayed on the ground of pending litigation to which either or both of them is a Party.

10.2Remedies.  Except as expressly provided herein, all specific remedies provided for in this Agreement are cumulative and are not exclusive of one another or of any other remedies available in law or equity.

11.Limitations of Rights and Authority.

11.1Limitation of Rights.  No right or title whatsoever in the Licensed Patents is granted by Licensor to Licensee, or shall be taken or assumed by Licensee, except as is specifically set forth in this Agreement.

11.2Limitation of Authority. Neither Party shall, in any respect whatsoever, be taken to be the agent or representative of the other Party, and neither Party shall have any authority to assume any obligation for the other Party, or to commit the other Party in any way, expressly or implied.

12.Miscellaneous.

12.1Computation of Time. The time in which any act provided in this Agreement is to be done shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, Sunday, or legal holiday, and then it shall also be excluded.

12.2Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, (iv) via electronic mail, or (v) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or delivery via electronic mail, or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

Licensor: Lee Kao 8745 Greenway Ave. S Cottage Grove, MN 55016	Licensee: Securetech, Inc. 2355 Highway 36 West, Suite 400 Roseville, MN 55113

12.3Survival.  The provisions of this Agreement relating to payment obligations, confidentiality, indemnification, remedies, and arbitration shall survive the expiration or termination of this Agreement.

12.4Severability.  If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, or void then both Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is invalid, illegal, unenforceable, or void. If the remainder of this Agreement is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

12.5Waiver and Modification.  No modification of any of the terms of this Agreement will be valid unless in writing and signed by both Parties. No waiver by either Party of a breach of this Agreement will be deemed a waiver by such Party of any subsequent breach.

12.6Headings.  The headings in this Agreement are for reference only and shall not in any way control the meaning or interpretation of this Agreement.

12.7No Interpretation Against Drafter.  This Agreement has been negotiated at arm’s length between persons sophisticated and knowledgeable in these types of matters.  In addition, each Party has been represented by experienced and knowledgeable legal counsel or had the opportunity to consult such counsel.  Accordingly, any normal rule of construction or legal decision that would require a court to resolve any ambiguities against the drafting Party is hereby waived and shall not apply in interpreting this Agreement.

12.8Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the internal laws of the State of Wyoming, without reference to its conflicts of law principles.

12.9Entire Agreement.  This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the engagement hereof. No modification, recision, cancellation, amendment or termination of this Agreement shall be effective unless it is in writing and is signed by all Parties to this Agreement.

12.10No Other Agreement.  The Parties each represent that in entering into this Agreement, they rely on no promise, inducement, or other agreement not expressly contained in this Agreement; that they have read this Agreement and discussed it thoroughly with their respective legal counsel; that they understand all of the provisions of this Agreement and intend to be bound by them; and that they enter into this Agreement voluntarily.

12.11Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that electronic and/or facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

12.12Injunctive Relief.  Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, the Parties hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the non-breaching party will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in a competent court of jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity. For the purposes of this Agreement, each party hereby agrees and consents that upon a material breach of this Agreement as aforesaid, in addition to any other legal and/or equitable remedies, the non-breaching Party may present a conformed copy of this Agreement to the aforesaid courts and shall thereby be able to obtain an injunction enforcing this Agreement or barring, enjoining or otherwise prohibiting the other party from circumventing the express written intent of the parties of this Agreement.

12.13Attorney’s Fees.  In the event arbitration, litigation, action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such Party’s reasonable attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, reasonable attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

IN WITNESS WHEREOF, the parties, by their duly authorized representative, have caused this Agreement to be executed on the 2nd day of March, 2017.

INVENTOR/LICENSOR: /s/ Lee Kao Lee Kao	INVENTOR/LICENSOR: /s/ Thao Kao Thao Kao

ASSIGNEE/LICENSOR: /s/ Lee Kao Lee Kao President and Chief Executive Officer Shongkawh, LLC	LICENSEE: /s/ Lee Kao Lee Kao President and Chief Executive Officer Securetech, Inc.